Exhibit 99.1

BIOSPHERE MEDICAL, INC.

1050 Hingham Street

Rockland, Massachusetts 02370

June 28, 2010

Dear Holders of Stock Options and/or Restricted Stock of BioSphere Medical, Inc.:

As you know, on May 13, 2010, we announced that BioSphere Medical, Inc. (“BioSphere”) entered into an agreement and plan of merger (the “Merger Agreement”) with Merit Medical Systems, Inc., a Utah corporation (“Merit”), and Merit BioAcquisition Co., a Delaware corporation and wholly-owned subsidiary of Merit (“Merger Sub”).  Pursuant to the terms of the Merger Agreement, and subject to the conditions thereof, Merger Sub will merge with and into BioSphere, and BioSphere will become a wholly-owned subsidiary of Merit (the “Merger”).  If the Merger is completed, holders of outstanding shares of BioSphere’s common stock will be entitled to receive $4.38 in cash (assuming the conversion of all outstanding shares of BioSphere’s series A preferred stock into shares of common stock) for each share of BioSphere common stock owned by them as of the date of the Merger.

The enclosed notice contains very important information regarding the treatment of BioSphere stock options and shares of restricted stock in connection with the Merger.  Please read it carefully.  If you have any questions, please contact Michael Megna at (781) 681-7900.

We encourage you to consult with your personal tax, accounting and legal advisors regarding the treatment of your stock options and/or shares of restricted stock under the terms of the Merger Agreement.

Sincerely yours,

/s/ Richard J. Faleschini
Richard J. Faleschini
President and Chief Executive Officer

NOTICE TO HOLDERS OF OPTIONS TO PURCHASE
COMMON STOCK AND/OR SHARES OF RESTRICTED STOCK
OF BIOSPHERE MEDICAL, INC.

TO THE HOLDERS OF OPTIONS TO PURCHASE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (the “Common Stock”), AND/OR SHARES OF RESTRICTED STOCK OF BIOSPHERE MEDICAL, INC. (the “Company”), GRANTED PURSUANT TO THE COMPANY’S

1997 Stock Incentive Plan, as amended
2006 Stock Incentive Plan, as amended

AND OPTION AGREEMENTS AND RESTRICTED STOCK AGREEMENTS ISSUED PURSUANT TO SUCH PLANS (respectively, the “Options” and “Restricted Stock”).

NOTICE IS HEREBY GIVEN that the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 13, 2010, with Merit Medical Systems, Inc. (“Merit”) and Merit BioAcquisition Co. (“Merger Sub”).  Pursuant to the terms of the Merger Agreement, and subject to the conditions thereof, Merger Sub will merge with and into BioSphere, and BioSphere will become a wholly-owned subsidiary of Merit (the “Merger”).  If the Merger is completed, holders of outstanding shares of Common Stock will be entitled to receive $4.38 in cash for each share of Common Stock owned by them as of the date of the Merger.(1)

TREATMENT OF OPTIONS

In accordance with the terms of the Merger Agreement, each vested and unvested Option to purchase shares of Common Stock that is outstanding immediately prior to the effective time of the merger (the “Effective Time”) will become fully vested and be cancelled upon the Effective Time in exchange for a lump sum cash payment equal to $4.38 less the exercise price per share for the Option, multiplied by the number of shares issuable under the Option (each, a “Cashed-Out Option”).  In the event an Option has an exercise price per share equal to or greater than $4.38, the Option will be cancelled, without any consideration being payable in respect thereof.

For example, if you hold an Option to purchase 1000 shares of Common Stock at an exercise price of $1.38 per share, you would receive a payment of $3000 (1000 x $3.00), less all applicable transfer fees and withholding taxes, for this Option.  You will receive this amount whether all, none or only a portion of the Option is currently vested.

(1)           The calculation of the per share amount that the holders of outstanding shares of Common Stock will receive in the Merger — $4.38 — assumes the conversion of all outstanding shares of BioSphere’s series A preferred stock into Common Stock prior to the effective time of the Merger, which the Company currently anticipates.  If all of the outstanding shares of BioSphere’s series A preferred stock are not converted into Common Stock prior to the effective time of the Merger, the amounts that the holders of shares of Common Stock will be entitled to receive, and in turn the amounts that the holders of Options and shares of Restricted Stock will be entitled to receive, in connection with the Merger will differ from the amounts set forth in this Notice.

Exercise of Options prior to the Effective Time.  Please note that you will receive a subsequent notice from the Company informing you of a time after which you will no longer be permitted to exercise Option.

TREATMENT OF RESTRICTED STOCK

In accordance with the terms of the Merger Agreement, each share of Restricted Stock shall become fully vested and free of any vesting or other restrictions immediately prior to the Effective Time, and will be cancelled and converted into the right to receive a cash payment in the amount of $4.38 per share of Restricted Stock (the “Cashed Out Restricted Stock”).

ADDITIONAL INFORMATION

We currently anticipate that the Effective Time will occur during the third quarter of 2010.

Under the Merger Agreement, payments with respect to the Cashed-Out Options are payable by Merit within three business days following the Effective Time.  Holders of Cashed-Out Options (whether vested or unvested) do not need to take any action to receive the payments described in this Notice.  Holders of Restricted Stock will receive a letter of transmittal  and instructions for effecting the surrender of their stock certificates promptly after the Effective Time and should follow the instructions contained in those materials in order to receive the payments described in this Notice.

The cash lump sum amount in respect of the Cashed-Out Options and/or Cashed-Out Restricted Stock will be delivered to holders thereof without interest and net of all applicable transfer and withholding taxes, including income and employment taxes.

Each holder is encouraged to consult with his or her personal tax, accounting and legal advisors regarding the treatment of Options and Restricted Stock under the terms of the Merger Agreement.

The information in this Notice is qualified in its entirety by the terms of the Merger Agreement filed by the Company with the United States Securities and Exchange Commission (“SEC”) on May 14, 2010 as an exhibit to the Company’s Current Report on Form 8-K.  You may obtain a copy of the Merger Agreement through the SEC’s website, at http://www.sec.gov or through the Company’s website at http://www.biospheremed.com.  Each holder should carefully read the Merger Agreement for additional information and details about the Merger and the treatment of Options and Restricted Stock.

As a reminder, U.S. securities laws prohibit you from trading in Company securities while you possess material, nonpublic information about the Company, and all trading in Company securities is subject to the Company’s Insider Trading Policy.